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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

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                                     SCHEDULE 13G

               INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 1)*

                                   Cybercash, Inc.
         ------------------------------------------------------------
                                   (Name of Issuer)

                              Common Stock, .001 par value
    ----------------------------------------------------------------------
                            (Title of Class of Securities)

                                     232462 10 1
         ------------------------------------------------------------
                                    (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  PAGE 1 OF 5 PAGES

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CUSIP No. 232462 10 1                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

         VeriFone, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                          900,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                           -
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                       900,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       -
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         900,000
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         8.16%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         00
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                  PAGE 2 OF 5 PAGES

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ITEM 1.

    (a)  Name of Issuer:     Cybercash, Inc.

    (b)  Address of Issuer's Principal
         Executive Offices:                      2100 Reston Parkway
                                                 Reston, Virginia 22091

ITEM 2.

    (a)  Name of Person Filing:   VeriFone, Inc.

    (b)  Address of Principal Business Office or,
         if None, Residence:                4988 Great America Parkway
                                            Santa Clara, CA 95054

    (c)  Citizenship:   Delaware Corporation

    (d)  Title of Class of Securities: Common Stock, .001 par value

    (e)  CUSIP Number:  232462 10 1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b),OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)  / /  Broker of dealer registered under Section 15 of the Act,

    (b)  / /  Bank as defined in Section 3(a)(6) of the Act,

    (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); SEE Item 7,

    (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.  OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a)  Amount Beneficially Owned:    900,000

    (b)  Percent of Class:   8.16%

    (c)  Number of shares as to which such person has:


                                  PAGE 3 OF 5 PAGES

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           (i)     sole power to vote or to direct the vote:    900,000
          (ii)     shared power to vote or to direct the vote:     --
         (iii)     sole power to dispose or to direct the disposition of:
                   900,000
          (iv)     shared power to dispose or to direct the disposition of:  --

    100,000 shares are owned by Enterprise Integration Technolgies Corporation, a wholly-owned subsidiary of the reporting person. On June 25, 1997 the reporting person became a wholly-owned subsidiary of Hewlett-Packard Company.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    N/A

ITEM 10. CERTIFICATION

    N/A


                                  PAGE 4 OF 5 PAGES

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                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 February 16, 1998
                             -------------------------------------------------
                             Date


                             /s/  William G. Barmeier
                             -------------------------------------------------
                             Signature


                             By: William G. Barmeier, Senior Vice President
                             -------------------------------------------------
                                   and General Counsel
                             -------------------------------------------------
                             Name/Title


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